 EX‑35.3

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

RE: Annual Statement of Compliance for COMM 2015-LC23 Commercial Mortgage Pass-Through Certificates

Per the Pooling and Servicing Agreement dated as of November 1, 2015 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2016 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 27, 2017

/s/ Brian Smith

BRIAN SMITH

Vice President

/s/ Jeffrey Coletta

Jeffrey Coletta

Assistant Secretary

Wells Fargo Bank, N.A.